SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2013, by and between Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

The Purchasers desire to purchase, and the Company desires to offer and sell to the Purchasers, shares of the Company's common stock, par value $0.0001 per share (“Common Stock”).

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1
SALE OF SHARES

Each Purchaser will purchase from the Company the number of shares of Common Stock set forth next to such Purchaser's name on Schedule I hereto (such shares, the “Shares”) at a price of U.S. $3.26 per Share in cash. The total purchase price payable by each Purchaser for the Shares that such Purchaser is hereby agreeing to purchase is set forth next to such Purchaser's name on Schedule I hereto (the “Total Purchase Price”). The sale and purchase of the Shares to each Purchaser shall constitute a separate sale and purchase hereunder.

ARTICLE 2
CLOSING; DELIVERY

2.1    Closing. The closing (“Closing”) of the transactions contemplated hereby shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 within one business day following the date on which the last of the conditions set forth in Articles 6 and 7 have been satisfied or waived in accordance with this Agreement but in no event later than March 31, 2013 (such date, the “Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon.

2.2.    Delivery. At the Closing, the Company shall execute and deliver to the Purchasers this Agreement, the Amendment No. 3 to Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit A (the “Rights Agreement Amendment”) and the other documents referenced in Article 6. At the Closing, each Purchaser (a) shall pay the Company the applicable Total Purchase Price in immediately available funds or (b) if applicable, shall (i) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable Payment Instruction”) to the Company of the applicable Total Purchase Price in immediately available funds and (ii) deliver to the Company confirmation that such Purchaser has made an Irrevocable Payment Instruction, such confirmation to either be in the form of (A) a federal reference number or other similar written evidence that a wire has been initiated, or (B) a side letter in the form attached hereto as Schedule 2.2. At the Closing, or, if applicable, upon receipt of the applicable Total Purchase Price from a Purchaser who makes an Irrevocable Payment Instruction at the Closing, the Company shall deliver to each Purchaser a single stock certificate representing the number of Shares purchased by such Purchaser, or deliver irrevocable instructions to the Company's transfer agent to deliver such certificate to a Purchaser who has delivered an Irrevocable Payment Instruction upon the Company's receipt of the Total Purchase Price from such Purchaser, as set forth next to such Purchaser's name on Schedule I hereto, such stock certificate to be registered in the name of such Purchaser, or in such nominee's or nominees' name(s) as set forth next to such Purchaser's name on Schedule I hereto, against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser at least two days prior to the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and covenants to each Purchaser, except as set forth in the disclosure letter supplied by the Company to the Purchasers dated as of the date hereof (the “Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder as provided therein, as follows:

3.1.    Organization and Standing. The Company and each of its subsidiaries is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as proposed to be conducted. The Company and each of its subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company and its subsidiaries or the ability of the Company or any of its subsidiaries to perform their respective obligations under the Transaction Agreements (as defined below) (a “Material Adverse Effect”).

3.2.    Subsidiaries. As used in this Agreement, references to any “subsidiary” of a specified Person shall refer to an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, as such terms are used in and construed under Rule 405 under the Securities Act (which, for the avoidance of doubt, shall include the Company's controlled joint ventures, including shared-controlled joint ventures). The Company's subsidiaries, as of the date hereof, are listed on Exhibit 21.01 to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and, except as Previously Disclosed (as defined in Section 3.9) are the only subsidiaries, direct or indirect, of the Company as of the date hereof. All the issued and outstanding shares of each subsidiary's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and, except as Previously Disclosed, are owned by the Company or a Company subsidiary free and clear of all liens, encumbrances and equities and claims. As used herein, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and an “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

3.3.    Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement Amendment and any ancillary agreements and instruments to be entered into by the Company hereunder (together, the “Transaction Agreements”).

3.4.    Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and the Transaction Agreements constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5.    Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements. Assuming the accuracy of each of the representations and warranties of each Purchaser in Article 4 of this Agreement, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market), or other governmental body is required for the execution and delivery of these Transaction Agreements, the valid issuance, sale and delivery of the Shares to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Shares.

3.6.    Non-Contravention. The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Shares to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), the Company's Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3.6, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a consecutive 12-month period.

3.7.    Shares. The Shares are duly authorized and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other Person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

3.8.    No Registration. Assuming the accuracy of each of the representations and warranties of each Purchaser herein, the issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

3.9.    Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the Closing Date or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into (i) the SEC Documents filed with the SEC on or after November 9, 2012 but prior to the date hereof, and (ii) the Company's

Annual Report on Form 10-K for the year ended December 31, 2012 in the form previously provided to the Board of Directors (in each case, except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

3.10.    Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions.

3.11.    Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company consists of (a) 100,000,000 shares of Common Stock, $0.0001 par value per share, 73,876,289 shares of which are issued and outstanding as of the date hereof, and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. All subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company issued and outstanding as of the date hereof, or material contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may be obligated to issue shares of capital stock, or securities or rights convertible or exchangeable for shares of capital stock, are as set forth in the SEC Documents. The issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as Previously Disclosed, no holder of the Company's capital stock is entitled to preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as Previously Disclosed, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available to the Purchasers, a true, correct and complete copy of the Company's Certificate of Incorporation and Bylaws.

3.12.    Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

3.13.    No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

3.14.    Governmental Permits; FDA Matters.

(a)    Permits. The Company and its subsidiaries possess all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, except where such failure to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    EPA and FDA Matters. As to each of the manufacturing processes, intermediate products and research or commercial products of the Company and each of its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and TSCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA, EPA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar or equivalent functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

3.15.    Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”) for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market. The Company will comply with all requirements of The NASDAQ Stock Market with respect to the issuance of the Shares, including the filing of any listing notice with respect to the issuance of the Shares.

3.16.    Intellectual Property.

(a)    The Company and/or its subsidiaries owns or possesses, free and clear of all encumbrances, all legal rights to all intellectual property and industrial property rights and rights in confidential information, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (iii) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and other methodologies, (iv) copyrights, (v) computer programs (whether in object code, subject code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all related documentation, (vi) licenses to any of the foregoing, and (vii) all applications and registrations of the foregoing, and (viii) all other similar proprietary rights (collectively, “Intellectual Property”) used or held for use in, or necessary for the conduct of their businesses as now conducted and as proposed to be conducted, and neither the Company nor any of its subsidiaries (i) has received any communications alleging that either the Company or any of its subsidiaries has violated, infringed or misappropriated or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, (ii) knows of any basis for any claim that the Company or any of its subsidiaries has violated, infringed or misappropriated, or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, and (iii) knows of any third-party infringement, misappropriation or violation of any Company or any Company subsidiary's Intellectual Property. The Company has taken and takes reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property, including requiring all Persons with access thereto to enter into appropriate non-disclosure agreements. To the knowledge of the Company, there has not been any disclosure of any material trade secret of the Company or a Company subsidiary (including any such information of any other Person disclosed in confidence to the Company) to any other Person in a manner that has resulted or is likely to result in the loss of trade secret in and to such information. Except as Previously Disclosed, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company's or its subsidiaries' Intellectual Property, nor is the Company or its subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(b)    To the Company's knowledge, none of the employees of the Company or its subsidiaries are obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature or contracts entered into with prior employers), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or its subsidiaries or would conflict with their businesses as now conducted and as proposed to be conducted. Neither the execution nor delivery of the Transaction Agreements will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which the Company or its subsidiaries or any of the employees of the Company or its subsidiaries is now obligated, and neither the Company nor its subsidiaries will need to use any inventions that any of its employees, or Persons it currently intends to employ, have made prior to their employment with the Company or its subsidiaries, except for inventions that have been assigned or licensed to the Company or its subsidiaries as of the date hereof. Each current and former employee or contractor of the Company or its subsidiaries that has developed any Intellectual Property owned or purported to be owned by the Company or its subsidiaries has executed and delivered to the Company a valid and enforceable Invention Assignment and Confidentiality Agreement that (i) assigns to the Company or such subsidiaries all right, title and interest in and to any Intellectual Property rights arising from or developed or delivered to the Company or such subsidiaries in connection with such Person's work for or on behalf of the Company or such subsidiaries, and (ii) provides reasonable protection for the trade secrets, know-how and other confidential information (1) of the Company or such subsidiaries and (2) of any third party that has disclosed same to the Company or such subsidiaries. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. Except as Previously Disclosed, to the knowledge of the Company, no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned, in whole or part, by the Company or its subsidiaries.

3.17.    Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

3.18.    Accountants. PricewaterhouseCoopers LLP, which will express its opinion with respect to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, are registered independent public accountants as required by the Exchange Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board).

3.19.    Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

3.20.    Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

3.21.    No Material Adverse Change. Except as set forth in the SEC Documents filed with the SEC on or after November 9, 2012 but prior to the date hereof, since November 9, 2012:

(a)     there has not been any event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect,

(b)     the Company has not incurred any liabilities (contingent or otherwise) other than (1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC,

(c)     the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock other than routine withholding in accordance with the Company's existing stock-based plan,

(d)    the Company has not altered its method of accounting or the identity of its auditors, except as Previously Disclosed,

(e)    the Company has not issued any equity securities except pursuant to the Company's existing stock based plans or as otherwise Previously Disclosed; and

(f)    there has not been any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries.

The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

3.22.    No Manipulation of Stock. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any of their respective officers, directors, employees, Affiliates or controlling Persons has taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock.

3.23.    Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged.

The Company and its subsidiaries will continue to maintain such insurance or substantially similar insurance, which covers the same risks at the same levels as the existing insurance with insurers which guarantee the same financial responsibility as the current insurers, and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.24.    Properties. The Company and its subsidiaries have good and marketable title to all the properties and assets (both tangible and intangible) described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its subsidiaries. The Company and each of its subsidiaries hold their leased properties under valid and binding leases. The Company and each of its subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

3.25.    Tax Matters. The Company and its subsidiaries have filed all Tax Returns, and these Tax Returns are true, correct, and complete in all material respects. The Company and each subsidiary (i) have paid all Taxes that are due from the Company or such subsidiary for the periods covered by the Tax Returns or (ii) have duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any subsidiary, on the one hand, and any other Person, on the other, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, by contract or otherwise. Since the date of the Company's most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. Neither the Company nor its subsidiaries has been advised (a) that any of its Tax Returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes. Neither the Company nor any of its subsidiaries has knowledge of any Tax liability to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the purchase of the Shares. “Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge, including any interest, penalties or additions to Taxes or additional amounts with respect to the foregoing. “Tax Returns” means all returns, reports, or statements required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

3.26.    Investment Company Status. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

3.27.    Transactions With Affiliates and Employees. Except as Previously Disclosed, none of the officers or directors of the Company or its subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).

3.28.    Foreign Corrupt Practices. Neither the Company nor its subsidiaries or Affiliates, any director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or of any political party or part official or candidate for political office (each such Person, a “Government Official”)) from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official.

3.29.    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company's knowledge, threatened.

3.30    OFAC. Neither the Company, any director or officer, nor, to the Company's knowledge, any agent, employee, subsidiary or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.31.    Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

3.32.    Employee Relations. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is (i) (x) no unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (y) no strike, labor dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries and (z) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, and (ii) to the Company's knowledge, (x) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (y) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.

3.33.    ERISA. The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder

(herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.34.    Obligations of Management. To the Company's knowledge, each officer and key employee of the Company or its subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or its subsidiaries, respectively. The Company is not aware that any officer or key employee of the Company or its subsidiaries is planning to work less than full time at the Company or its subsidiaries, respectively, in the future. To the Company's knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the Company's knowledge, no officer or Person currently nominated to become an officer of the Company or its subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.35.    Integration; Other Issuances of Shares. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Shares to the Purchasers for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the Company or its subsidiaries or Affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings if any such integration would cause the issuance of the Shares hereunder to fail to be exempt from registration under the Securities Act as provided in Section 3.8 above or cause the transactions contemplated hereby to contravene the rules and regulations of The NASDAQ Stock Market. The Company is eligible to register the Shares for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

3.36.    No General Solicitation. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has offered or sold any of the Shares by any form of general solicitation or general advertising.

3.37.    No Brokers' Fees. The Company has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.38.    Registration Rights. Except as set forth in (i) the Amended and Restated Investors' Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors' Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors' Rights Agreement dated December 24, 2012, and as further amended by the Rights Agreement Amendment (as amended, the “Rights Agreement”); (ii) the Registration Rights Agreement, dated February 27, 2012, by and among the Company and the several purchasers signatory thereto; and (iii) the Registration Rights Agreement, dated July 30, 2012, by and between the Company and Total Gas & Power USA, SAS, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.39.    Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to any of the Purchasers as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including, without limitation, as a result of the Company's issuance of the Shares and the Purchasers' ownership of the Shares.

3.40.    Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Shares. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchasers make or have made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Article 4 hereto. Other than (a) side letters contemplated by Section 2.2 hereof, (b) that certain letter agreement dated December 24, 2012 by and among the Company and Biolding Investment SA and (c) letter agreements regarding waivers of rights entered into by the Company and certain of its stockholders on December 24, 2012, the Company has not entered into any letter agreement with a Purchaser hereunder in connection with the transactions contemplated hereby.

3.41.    Milestones. The Company confirms that the Milestone (as such term is defined in the side letter dated February 23, 2012 by and among the Company and the investors listed on Schedule A thereto (the “Side Letter”)) has been completed in accordance with the terms and conditions set forth in the Side Letter.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, as to itself only and not with respect to any other Purchaser, represents, warrants and covenants to the Company with respect to this purchase as follows:

4.1.    Organization. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2.    Power. The Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3.    Authorization. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4.    Consents and Approvals. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.5.    Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.

4.6.    Purchase for Investment Only. The Purchaser is purchasing the Shares for the Purchaser's own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” in violation of the Securities Act. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Shares. The Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

4.7.    Disclosure of Information. The Purchaser has had an opportunity to review the Company's filings under the Securities Act and the Exchange Act (including risks factors set forth therein) and the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company to evaluate the financial risk inherent in making an investment in the Shares. The Purchaser has not been offered the opportunity to purchase the Shares by means of any general solicitation or general advertising.

4.8.    Risk of Investment. The Purchaser realizes that the purchase of the Shares will be a highly speculative investment and the Purchaser may suffer a complete loss of its investment. The Purchaser understands all of the risks related to the purchase of the Shares. By virtue of the Purchaser's experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company and has the capacity to protect the Purchaser's own interests.

4.9.    Advisors. The Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements and the transactions contemplated thereby with the Purchaser's own legal counsel.

4.10.    Finder. The Purchaser is not obligated and will not be obligated to pay any broker commission, finders' fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

4.11.    Restricted Shares. The Purchaser understands that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that, except as set forth in the Rights Agreement, the Company is under no obligation to register the Shares. The Purchaser is aware of Rule 144 promulgated under the Securities Act (“SEC Rule 144”) that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.12.    Legend. It is understood by the Purchaser that each certificate representing the Shares shall be endorsed with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Subject to Section 7.3, the Company need not register a transfer of Shares unless the conditions specified in the foregoing legend are satisfied. Subject to Section 7.3, the Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

4.13.    Investor Qualification. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser agrees to furnish any additional information that the Company deems reasonably necessary in order to verify such Purchaser's status as an “accredited investors.”

ARTICLE 5
CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING.

The Company's obligation to complete the sale and issuance of the Shares and deliver the Shares to each Purchaser, individually, at the Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)     Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made with respect to such payment), by wire transfer of immediately available funds, in the full amount of the Total Purchase Price for the number of Shares being purchased by such Purchaser at the Closing as set forth next to such Purchaser's name on Schedule I hereto.

(b)     Representations and Warranties. The representations and warranties made by such Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Closing.

(c)     Receipt of Executed Documents. Such Purchaser shall have duly executed and delivered to the Company this Agreement and the Rights Agreement Amendment.

ARTICLE 6
CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE CLOSING

Each Purchaser's obligation to accept delivery of the Shares and to pay for the Shares shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)     Delivery. The Company shall have complied with its obligations set forth under Section 2.2 to (i) provide, with respect to each Purchaser, a single stock certificate for each Purchaser representing the number of Shares purchased by such Purchaser, or (ii) to have instructed the transfer agent to deliver such certificate upon the receipt of the Total Purchase Price from a Purchaser that has delivered an Irrevocable Payment Instruction and to have provided such Purchaser a portable document format (pdf) copy of the stock certificate at the time of the Closing; provided that such pdf copy of the stock certificate will be held by such Purchaser in escrow until the Company has been notified by its bank that it has received by wire transfer such Purchaser's applicable Total Purchase Price.

(b)     Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Closing.

(c)    Receipt of Rights Agreement Amendment. The Company shall have executed and delivered to each Purchaser the Rights Agreement Amendment.

(d)     Legal Opinion. The Purchasers shall have received an opinion of Fenwick & West LLP, counsel to the Company, substantially in the form set forth in Exhibit B hereto.

(e)     Certificate. Each Purchaser shall have received a certificate signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that (i) the representations and warranties of the Company in Section 3 hereof are true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Closing, (ii) the Company has satisfied in all material respects all of the conditions set forth in this Agreement and (iii) the Company has completed the Milestone in accordance with the terms and conditions of the Side Letter.

(f)     Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchasers.

(g)    Secretary's Certificate. A certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (A) the resolutions approving the issuance of the Shares as adopted by an Independent Committee of the Board of Directors and/or the Company's Board of Directors in a form reasonably acceptable to such Purchaser, (B) the certificate of incorporation, and (C) the bylaws, each as in effect as of the Closing Date.

(h)    Board Approval. The terms and conditions of the issuance of the Shares and the Transaction Agreements shall have been approved by an Independent Committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.

(i)    Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares, including, without limitation, from The NASDAQ Stock Market.

ARTICLE 7
OTHER AGREEMENTS OF THE PARTIES

7.1.    Securities Laws Disclosure; Publicity. Promptly after the Closing Date, the Company shall issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. On or before 5:30 p.m., New York City time, on the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Agreements.

7.2.    Form D. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Purchaser (provided that the posting of the Form D on the SEC's EDGAR system shall be deemed delivery of the Form D for purposes of this Agreement).

7.3.    Removal of Legend and Transfer Restrictions. The Company hereby covenants with the Purchasers to, no later than three trading days following the delivery by the Purchaser to the Company of a legended certificate representing Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), in connection with the transfer or sale of all or a portion of the Shares pursuant to (1) an effective registration statement that is effective at the time of such sale or transfer, (2) a transaction exempt from the registration requirements of the Securities Act in which the Company receives an opinion of counsel reasonably satisfactory to the Company that the Shares are freely transferable and that the legend is no longer required on such stock certificate, or (3) an exemption from registration pursuant to SEC Rule 144, deliver or cause the Company's transfer agent to deliver to the transferee of the Shares or to the Purchaser, as applicable, a new stock certificate representing such Shares that is free from all restrictive and other legends. The Company acknowledges that the remedy at law for a breach of its obligations under this Section 7.3 may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 7.3 with respect to any Purchaser, the Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

7.4.    Use of Proceeds. The Company agrees to use the proceeds of the offering for bona fide general corporate purposes and to provide working capital.

7.5.    Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.6.    Listing. The Company shall promptly take any action required to maintain the listing of all of the Shares, once they have been issued, upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares from time to time issuable under the terms of the Transaction Agreements. The Company shall take all actions within its control to comply with the reporting requirements of the Exchange Act and each applicable national securities exchange and automated quotation system on which the Common Stock is listed. The Company shall make and keep public information available, as those terms are understood and defined in SEC Rule 144, for so long as required in order to permit the resale of the Shares pursuant to SEC Rule 144 and to file period reports with the SEC whether or not required to do so. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The NASDAQ Stock Market.

ARTICLE 8
MISCELLANEOUS

8.1.    Survival. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Shares.

8.2.    Indemnification.

(a)    Indemnification of Purchasers. The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such Losses as they are incurred by such Person.

(b)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification and (ii) permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the Company has agreed to pay such fees or expenses, or (b) the Company shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the Company with respect to such claims (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the Company in the defense of any such claim or litigation. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. The Company will not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the Company, consent to entry of any judgment or enter into any settlement.

8.3.    Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, that this Agreement may be assigned by any Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

8.4.    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to, as to the Company, Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Purchaser at the address and facsimile number set forth below the Purchaser's signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.5.    Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

8.6.    Dispute Resolution.

8.6.1    Escalation. Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of relating to this Agreement or the breach, termination or validity thereof (“Dispute”), the parties shall first engage in the procedures set forth in this Section 8.6.1. Such Dispute shall first be referred by written notice of the Dispute (the “Dispute Notice”) from any party to its executive officers and to the executive officers of each party that the party sending the Dispute Notice has the Dispute with (the “Executive Officers”) and the Executive Officers shall attempt to resolve such Dispute within ten (10) days after a party sent the Dispute Notice to the Executive Officers by meeting (either in person or by video teleconference, unless otherwise mutually agreed) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days after the Dispute Notice has been sent by a party to its Executive Officers and to the Executive Officers of the other party or parties, then either the party that has sent the Dispute Notice, or the party or parties that have received the Dispute Notice may, by written notice to the other party or parties, elect to submit the Dispute to arbitration pursuant to Section 8.6.2. If a party's Executive Officer intends to be accompanied at a meeting by an attorney, the Executive Officers of the other party shall be given at least seventy-two (72) hours' notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to this Section 8.6.1, and all documents and information exchanged by the parties in furtherance of such negotiations, (i) are the Confidential Information (as defined in Section 8.6.4) of the parties, and (ii) shall be inadmissible in any arbitration conducted pursuant to this Section 8.6 or other proceeding with respect to a Dispute.

8.6.2    Arbitration.

(a)       All Disputes arising out of, relating to or in connection with this Agreement, which have not been resolved pursuant to Section 8.6.1, shall be submitted to mandatory, final and binding arbitration before an arbitral tribunal pursuant to the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce

(the “ICC Rules”), in effect at the time of filing of the request for arbitration, as modified hereby. The International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) shall administer the arbitration.

(b)      There shall be three (3) arbitrators. If there are two parties to the arbitration, then one arbitrator shall be nominated by the initiating claimant party in the request for arbitration, the second nominated by the respondent party within thirty (30) days of receipt of the request for arbitration, and the third (who shall act as chairperson of the arbitral tribunal) nominated by the two (2) party-appointed arbitrators within thirty (30) days of the selection of the second arbitrator. In the event that either party fails to nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. If there are more than two parties to the arbitration, the claimant(s) shall jointly nominate one arbitrator and the respondent(s) shall jointly nominate one arbitrator, within thirty (30) days of receipt by respondent(s) of a copy of the request for arbitration. For avoidance of doubt, where there are two or more claimant(s), none of the claimants has to nominate an arbitrator in their request for arbitration. The third arbitrator (who shall act as chairperson of the arbitral tribunal) shall be nominated by the two (2) party-appointed arbitrators within thirty (30) days of the nomination of the second arbitrator. If either the claimant(s) or the respondent(s) fail to timely nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, then on the request of any party, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(c)      Each arbitrator chosen under this Section shall speak, read, and write English fluently and shall be either (i) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience in a law firm, (ii) an arbitrator experienced with commercial disputes, or (iii) a retired judge.

(d)      The place of arbitration shall be Paris, France. The language of the arbitral proceedings and of all submissions and written evidence and any award issued by the arbitral tribunal shall be English. Any party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. For the avoidance of doubt, no party is under any obligation to provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal.

(e)      The award shall be in writing, state the reasons for the award and be final and binding. The arbitral tribunal shall, subject to its discretion, endeavor to issue its award within four (4) months of the end of the hearing, or as soon as possible thereafter. It is expressly understood and agreed by the parties that the rulings and award of the arbitral tribunal shall be binding on the parties, their successors and permitted assigns. Judgment on the award rendered by the arbitral tribunal may be entered in any court having competent jurisdiction.

(f)      Each party shall bear its own costs and expenses and attorneys' fees, and the party that does not prevail in the arbitration proceeding, as determined by the arbitral tribunal, shall pay the arbitrator's fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 8.6.4.
8.6.3    Interim Relief.

(a)       The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

(b)      In addition to the remedies and relief available under Section 8.6.3(a) above and the ICC Rules, and subject to Section 8.6.2 above, each party expressly retains the right at any time to apply to any court of competent jurisdiction for interim, injunctive, provisional or conservatory relief, including pre-arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(c)      For purposes of Section 8.6.3(b), each party hereby irrevocably and unconditionally consents and agrees that any action for interim, provisional and/or conservatory relief brought against it with respect to its obligations or liabilities under or arising out of or in connection with this Agreement may be brought in the courts located in Paris, France or the state or federal courts located in the Borough of Manhattan, New York City, New York, and each party hereby irrevocably accepts and unconditionally submits to the non-exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action for interim, provisional or conservatory relief. In any such action, each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in the courts located in Paris, France or the state or federal courts located in the Borough of Manhattan, New York City, New York.

(d)      Each party hereby irrevocably consents and agrees that the service of any and all legal process, summons, notices and documents which may be served in any action arising under this Agreement may be made by sending a copy thereof by express courier to the party to be served at the address set forth in the notice provision of this Agreement, with such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding brought pursuant to this Section 8.6.

8.6.4    Confidentiality. The Company and each of the Purchasers agree to use, and to use its reasonable best efforts to ensure that its authorized representatives use the same degree of care as such party uses to protect its own confidential information (but in no event less than reasonable care) to keep confidential the information provided to it pursuant to this Agreement, and any other information furnished to it which the disclosing party identifies as being confidential or proprietary (so long as such information is not in the public domain) or, under the circumstances surrounding disclosure, such party knows or has reason to know should be treated as confidential (“Confidential Information”), unless otherwise required by law (provided that a party shall, to the extent permitted by law, promptly notify the other party of any required disclosure and take reasonable steps to minimize the extent of any such required disclosure); provided, however, that Confidential Information shall not include information, that (i) was in the public domain prior to the time it was furnished to such recipient, (ii) is at the time of the alleged breach (through no willful or improper action or inaction by such recipient) generally available to the public, (iii) was rightfully disclosed to such recipient by a third party without restriction or (iv) as of the time of the alleged breach, had been independently developed (as evidenced by written records) without any use of Confidential Information.

8.7.    Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

8.8.    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

8.9    Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

8.10.    Finder's Fee. The Company agrees that it shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

8.11.    Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

8.12.    Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

8.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

8.14.    Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with obligations of each other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreements.

The decision of each Purchaser to purchase Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any ancillary document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement. Each Purchaser acknowledges that no other Purchaser has or will be acting as agent of such Purchaser in enforcing its rights under this Agreement or any other Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Purchaser, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

8.15.    Waiver of Conflicts; Representation by Counsel. Each Purchaser and the Company is aware that Fenwick & West LLP (“F&W”) may have previously performed and may continue to perform certain legal services for certain of the Purchasers in matters unrelated to F&W's representation of the Company. In connection with its Purchaser representation, F&W may have obtained confidential information of such Purchasers that could be material to F&W's representation of the Company in connection with negotiation, execution and performance of this Agreement. By signing this Agreement, each Purchaser and the Company hereby acknowledges that the terms of this Agreement were negotiated among the Purchasers and the Company and are fair and reasonable and waives any potential conflict of interest arising out of such repre-sentation (including any future representation of such parties) or such possession of confidential information. Each Purchaser and the Company further represents that it has had the opportunity to be, or has been, represented by separate independent counsel in connection with the transactions contemplated by this Agreement, including, without limitation, the waivers contained in this Section 8.15.

[Signature pages follows]

This Securities Purchase Agreement is hereby confirmed and accepted by the Company as of March 27, 2013.

AMYRIS, INC.

By: /s/ John Melo
Name: John Melo
Title: President and CEO

PURCHASERS:
U.S. $4,999,998.92
Total Purchase Price
(U.S. $3.26 per Share)
Number of Shares: 1,533,742

BIOLDING INVESTMENT SA

By:
(signature)

Name:
(printed name)

Title: Managing Member

Address:

Facsimile No:
E-mail Address:

This Securities Purchase Agreement is hereby confirmed and accepted by the Company as of March 27, 2013.

AMYRIS, INC.

By:
Name: John Melo
Title: President and CEO

PURCHASERS:
U.S. $4,999,998.92
Total Purchase Price
(U.S. $3.26 per Share)
Number of Shares: 1,533,742

BIOLDING INVESTMENT SA

By: /s/ Sheikh Abdullah bin Khalifa Al Thani
(signature)

Name:
(printed name)

Title: Managing Member

Address: 11 A Boulevard Prince Henri
L-1724 Luxembourg

Facsimile No: illegible
E-mail Address: illegible

Schedule I

Schedule of Purchasers

Purchaser	Shares Purchased	Total Purchase Price
Biolding Investment SA	1,533,742	$4,999,998.92

TOTAL	1,533,742	$4,999,998.92

Schedule 2.2

Form of Side Letter

March 27, 2013

Biolding Investment SA
11A Boulevard Prince Henri
L 1724 Luxembourg
Attn: HH Sheikh Abdullah bin Khalifa Al Thani and M. Jean Paul Soulié

Dear Investor:
Effective today, Amyris, Inc. (the “Company”) is selling shares of the Company's Common Stock pursuant to that certain Securities Purchase Agreement dated as of March 27, 2013 (the “SPA”) among the Company, Biolding Investment SA ( “Investor”) and the other Purchasers, if any, named therein. In connection therewith, the Company and Investor are entering into this letter agreement (this “Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the SPA.
The Company and Investor agree to the following:
1.    Irrevocable Payment Instruction. Investor hereby acknowledges and agrees that the Investor has given its payment instructions to its paying bank to make payment to the Company of the Investor's applicable Total Purchase Price pursuant to the SPA and will not revoke such payment instructions.
2.    Stock Certificate. The Company hereby acknowledges and agrees that (i) the Company has instructed its transfer agent to issue to the Investor a single stock certificate representing the number of Shares purchased by Investor pursuant to the SPA (“Investor's Stock Certificate”) on March 27, 2013, of which a PDF copy will be delivered to the Company on March 29, 2013; (ii) the Company has instructed its transfer agent to deliver to Investor the Investor's Stock Certificate immediately upon the Company's confirmation to the transfer agent that it has received in its bank account the applicable Total Purchase Price from Investor, (iii) the Company will not revoke the instructions referenced in clause (ii) of this paragraph, and (iv) the Company will immediately notify its transfer agent once the Company has been notified by its bank that it has received by wire transfer Investor's applicable Total Purchase Price.
2.    Amendment and Waiver. No amendment, modification, termination or cancellation of this Letter Agreement shall be effective unless it is in writing signed by the Company and Investor. No waiver of any of the provisions of this Letter Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
3.    Entire Agreement. This Letter Agreement, the SPA and the other documents referenced therein, set forth the entire understanding between the parties hereto relating to the subject matter hereof and supersede and merge all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Company and Investor.
4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or when sent by facsimile transmission or email to the facsimile number or email address specified below (or such other facsimile number or email as shall be specified by like notice), upon machine or electronic confirmation of receipt:

(a)	if to the Company, to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: General Counsel
Facsimile:
Email:

(b)	if to Investor, to:
Biolding Investment SA
11A Boulevard prince Henri
L 1724 Luxembourg
Attention:
Facsimile:

5.    Governing Law. This Letter Agreement, and the provisions, rights, obligations and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

6.    Counterparts. This Letter Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

Please indicate your agreement to the terms of this Letter Agreement by executing the acknowledgement and agreement below and returning a copy to the attention of Tamara Tompkins, our General Counsel.
[Remainder of Page Intentionally Left Blank]

Very truly yours,

AMYRIS, INC.

Name: John G. Melo
Title: President and Chief Executive Officer

Acknowledged and Agreed as
of the date first written above:

INVESTOR

BIOLDING INVESTMENT SA

By:
Name:
Title:

[Signature Page to Letter Agreement]

Exhibit A

RIGHTS AGREEMENT AMENDMENT

(see Exhibit 4.03 Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2013
as filed on May 2013)

Exhibit B

OPINION OF COMPANY COUNSEL

March 27, 2013

To the Purchasers of Common Stock of
Amyris, Inc. Who are Listed as Investing
on the Date Hereof on the Signature Pages to the Purchase Agreement

Ladies and Gentlemen:

We have acted as counsel for Amyris, Inc., a Delaware corporation (the “Company”), in connection with the sale on the date hereof by the Company to you of 1,533,742 shares of the Company's Common Stock (the “Shares”) pursuant to the Securities Purchase Agreement, dated as of March 27, 2013 (the “Purchase Agreement”), among the Company and the parties whose names appear on the signature pages thereto (the “Purchasers”), and the execution and delivery by the Company of the Amendment No. 3 to the Existing Rights Agreement dated as of March 27, 2013 (“Amendment No. 3,” and the Existing Rights Agreement, as amended by Amendment No. 3, the “Rights Agreement”). This opinion is given to you pursuant to Article 6(d) of the Purchase Agreement in connection with the Closing of the sale of the Shares pursuant to the Purchase Agreement. The Purchase Agreement and Amendment No. 3 are referred to in this letter together as the “Transaction Documents.” Unless defined herein, capitalized terms used in this letter (which includes Exhibit A hereto and the defined terms set forth therein) have the same meaning given to such terms in the Purchase Agreement.

We have examined such matters of law as we have considered necessary for the purpose of rendering our opinions expressed in this letter. As to matters of fact relevant to the opinions expressed in this letter, we have relied upon the representations and warranties as to factual matters contained in, and made by the Company pursuant to, the Purchase Agreement and upon certificates and statements of government officials and of officers of the Company, including but not limited to an Opinion Certificate of the Company addressed to us and dated March 27, 2013 (the “Opinion Certificate”). In addition, we have examined originals or copies of those documents, corporate records and other writings that are listed in Exhibit A attached hereto (the “Reviewed Documents”) and have not conducted any other factual examination except for our review of the Reviewed Documents.

In our examination of any documents, corporate records or other writings, and in rendering our opinions expressed in this letter and in providing the confirmation following our opinions, we have assumed, and have not independently verified, and express no opinion with respect to, any of the following matters:

•
the genuineness and authenticity of all signatures on documents, the authenticity and completeness of all documents submitted to us as originals and that all documents submitted to us as copies or facsimiles are complete and accurate copies of, and fully conform to, the originals;

•	the absence of any undisclosed termination, modification, waiver or amendment of, any document reviewed by us;

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

•
that absence of any extrinsic agreements or understandings among the parties to the Transaction Documents, or among the parties to any Reviewed Contract, or among any parties or signatories to any other document reviewed by us, that could supplement, modify, alter or affect the interpretation, substance or meaning of the terms of the Transaction Documents or any of the Reviewed Contracts or any Reviewed Documents or the respective rights or obligations of the parties thereto;

•
other than the Company with respect to the Transaction Documents: (i) each entity who executed, entered into or delivered any Transaction Document or any other document had all requisite corporate or other entity power and authority to do so, and has timely and validly taken all actions, and obtained all authorizations and approvals, necessary to validly authorize it to do so and to perform its obligations thereunder; and (ii) each party or signatory to any Transaction Document or any other document has duly executed and delivered such Transaction Document or other document and has fully performed all of such party's or signatory's obligations thereunder that are to be performed by such party or signatory at or before the Closing;

•
each individual who executed, entered into, or delivered any Transaction Document or any other document on his or her own behalf (and not on behalf of the Company), was not at the relevant time a minor and had all legal competency and capacity necessary to lawfully and validly do so and to perform his or her obligations thereunder;

•
each of the Transaction Documents is duly enforceable in accordance with its respective terms against, and constitutes the legal, valid and binding obligation of, each party or signatory to such Transaction Document (other than the Company);

•	the representations and warranties of the Purchasers set forth in the Transaction Documents are accurate and complete and not misleading in any respect;

•	there is no fact or circumstance relating to you or your business that might prevent you from enforcing any of your rights provided for in any of the Transaction Documents; and

•
any wire transfers, drafts or checks or other consideration tendered by the Purchasers as payment for the Shares has been delivered to the Company in full as provided in the Purchase Agreement at the Closing and will be honored.

Notwithstanding the examination described above, the expressions “to our knowledge,” “known to us,” “our actual knowledge,” “we are aware” or words of similar import when used in this opinion letter with respect to any matter or statement, refer to the current actual knowledge of attorneys within this law firm who have rendered legal services to the Company in connection with the negotiation and preparation of the Transaction Documents and each such expression means that, while such attorneys have not been informed by the Company that a matter stated is factually incorrect, we have made no independent factual investigation with respect to such matter or statement. No inference as to our knowledge of any matters bearing on

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

the accuracy of any such statement should be drawn from the fact of our representation of the Company or from the rendering of any of the opinions set forth below.

Where statements in this opinion concerning the Company, or an effect on the Company, are qualified by the term “material” or “materially,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company's business, assets, results of operations or financial condition that are entirely those of the Company and its officers.

We express no opinion as to matters governed by any laws other than the currently effective laws of the State of California, the Delaware General Corporation Law (the “DGCL”) and the federal law of the United States of America, including the rules and regulations promulgated by governmental authorities thereunder, as such laws, rules and regulations exist on the date hereof (collectively, “Applicable Laws”). We express no opinion as to whether (or the extent to which) the laws of any particular jurisdiction apply, and we express no opinion to the extent that any laws (other than Applicable Laws) are applicable to any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents. We disclaim any opinion as to statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. Our opinions are limited to such Applicable Laws (and rules or regulations, governmental or court consents, approvals and notice or filing requirements thereunder) as in our experience are typically applicable to transactions of the sort provided for in the Transaction Documents.

In rendering the opinion set forth in paragraph 1 below with respect to the valid existence and good standing of the Company under the laws of the State of Delaware and as to its qualification to do business as a foreign corporation in good standing under the laws of the State of California, we have relied exclusively on the Certificates of Good Standing and on representations contained in the Opinion Certificate.

In rendering the opinion set forth in paragraph 2 below concerning the Company's corporate power and corporate authority to conduct its business as it is presently conducted, with respect to the types of businesses the Company presently conducts, we have relied exclusively upon representations regarding the nature of the Company's business made to us in the Opinion Certificate.

In rendering the opinion set forth in paragraph 4 below concerning the Company's execution and delivery of the Transaction Documents, we have not necessarily observed the execution of such documents by the Company but have relied exclusively upon representations regarding the Company's execution and delivery of the Transaction Documents made to us in the Opinion Certificate and our review of copies, facsimiles or .pdf files of executed signature pages delivered to us by representatives of the Company or their agents, which we have no reason to believe were not executed on behalf of the Company by the persons whose names or signatures appear on such signature pages.

We note that the parties to the Purchase Agreement have designated the laws of the State of Delaware as the laws governing the Purchase Agreement. Notwithstanding the designation therein of the laws of the State of Delaware as the governing laws, our opinion in paragraph 4

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

below as to the validity, binding effect and enforceability of the Purchase Agreement is premised upon the results that would be obtained if a California court were to apply to the Purchase Agreement, and construe the Purchase Agreement in accordance with, only (i) Internal California Law (as defined below), without regard to any interpretation or construction that might be indicated by any other laws stated as governing the Purchase Agreement and (ii) where applicable, the currently effective DGCL. As used herein, “Internal California Law” means the internal laws of the State of California applicable to a contract made by California residents in the State of California that selects California law as the governing law of such contract, without regard to any laws or equitable principles regarding choice of law, conflict of laws or public policies that might make any other law(s) applicable.

We render no opinion in paragraph 5 below, or in any other opinion set forth herein that is dependent upon the issuance of such stock certificates, or as to the effect of the non-issuance of stock certificates has on the valid issuance of the Shares.

We render no opinion in paragraphs 4, 6 or 7 below, regarding the Company's compliance with applicable securities laws, including but not limited to laws regarding the registration or qualification of the offer and sale of securities, or the registration by the Company under any such securities laws, the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms promulgated thereunder, or securities antifraud laws, and no such opinion should be inferred from the language of those paragraphs. Any opinion regarding applicable securities laws is rendered solely and expressly in paragraphs 8 and 9 below.

In rendering the opinion in paragraph 6 below regarding breach of, or default under, any Reviewed Contracts set forth in Exhibit A, we have not reviewed, and express no opinion on, (a) financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any breach or default nor (b) provisions relating to the occurrence of a "material adverse event" or words of similar import. We also do not express any opinion on parol evidence bearing on interpretation or construction of such Reviewed Contracts, or on any oral modifications to such Reviewed Contracts made by the parties thereto. Moreover, to the extent that any of the Reviewed Contracts are governed by the laws of any jurisdiction other than the State of California our opinion relating to any such Reviewed Contracts is based solely upon the plain meaning of its language as though only Internal California Law applied to and governed such Reviewed Contracts, without regard to any interpretation or construction that might be indicated by any other laws stated as governing such Reviewed Contracts.

In rendering the opinion expressed in paragraph 8 below, we have assumed the accuracy of, and have relied upon, the Company's representations to us that the Company has made no offer to sell the Shares by means of any general solicitation or publication of any advertisement therefor, and we have assumed that the offer and sale of the Shares will not be integrated with any other securities offering of the Company.

Our opinions are qualified by, and we render no opinion with respect to, or as to the effect of, the following:
(a)bankruptcy, insolvency, reorganization, moratorium, assignments for the benefit of creditors and other similar laws relating to or affecting the relief of debtors or

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and equitable subordination;

(b)general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute, or that result from the exercise of the court's discretion;

(c)Section 1670.5 of the California Civil Code or any other California or United States federal law or provision of the DGCL or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

(d)any provision purporting to (i) exclude conflict of law principles under any law or (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

(e)judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of any agreement;

(f)the tax or accounting consequences of any transaction contemplated in connection with the sale of the Shares under applicable tax laws and regulations and under applicable accounting rules, regulations, releases, statements, interpretations or technical bulletins;

(g)applicable antifraud statutes, rules or regulations of United States federal or applicable state laws concerning the issuance or sale of securities, including, without limitation, (i) the accuracy and completeness of the information provided by the Company to the Purchasers in connection with the offer and sale of the Shares, and (ii) the accuracy or fairness of the past, present or future fair market value of any securities;

(h)the effect that any breach of the fiduciary duties of the members of the Company's Board of Directors, officers or principal stockholders, or any conflicts of interest on the part of any of such persons, would have on the enforceability authorization and/or performance of any agreement;

(i)whether or not any Transaction Document, and the transactions provided for therein, were fair and reasonable to the Company at the time of their authorization by the Company's Board of Directors and stockholders within the meaning of Section 144 of the DGCL;

(j)any provisions stating that (i) rights or remedies are not exclusive, (ii) rights or remedies may be exercised without notice, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or (iv)

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

the failure to exercise, or any delay in exercising, rights or remedies available under an agreement will not operate as a waiver of any such right or remedy;

(k)provisions stating that rights set forth in the agreement in which such provision appears may only be waived in writing if an implied agreement by trade practice or course of conduct has given rise to a waiver or that limit the effect of waivers by trade practice or course of conduct;

(l)any United States federal or other antitrust laws, statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or other laws relating to collusive or unfair trade practices or designed to promote competition in any jurisdiction;

(m)any provision purporting to (i) waive rights to trial by jury, service of process or objections to the laying of venue or forum in connection with any litigation arising out of or pertaining to the agreement in which such provision appears, (ii) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof or (iii) waive the statute of limitations;

(n)any choice of law clause, to the extent the provision to be governed by that law could be determined by the court (i) to be contrary to a public or fundamental policy of a state or country whose law would apply in the absence of a choice of law clause, and (ii) to involve an issue in which such state or country, or California State, has a materially greater interest in the determination of the particular issue than does the state whose law is chosen;

(o)any United States federal laws, statutes, rules or regulations, including without limitation the International Investment and Trade in Services Survey Act (Title 22 of the United States Code, Chapter 46, §§3101-3108), or other state or foreign investment laws, statutes, rules and regulations governing investments in the United States or in U.S. entities by persons that are not citizens of the United States; and

(p)indemnification and contribution provisions.

In accordance with Section 95 of the American Law Institute's Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Transaction Documents.

In rendering the opinions below, we are opining only with respect to the specific legal issues expressly set forth in the numbered paragraphs below, and we render no opinion, whether by implication, inference or otherwise, as to any other matter or matters.

Based upon and subject to the foregoing, and except as set forth in the Purchase Agreement or the Disclosure Letter thereto, as of immediately prior to the Closing we are of the following opinion.

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

(1)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to transact intrastate business as a foreign corporation in good standing under the laws of the State of California.

(2)The Company has all corporate power and corporate authority required to execute, deliver and perform its obligations under the Transaction Documents.

(3)All corporate action has been taken on the part of the Company's Board of Directors and stockholders that (a) is necessary for the execution and delivery of the Transaction Documents by the Company, (b) must be taken by the Company to authorize the sale and issuance to the Purchasers of the Shares on the date hereof and (c) must be taken by the Company as of the date hereof to authorize performance by the Company on the date hereof of its obligations under the Transaction Documents.

(4)Each of the Transaction Documents has been duly executed by the Company and has been delivered by the Company to the Purchasers. Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable by you against the Company in accordance with its terms.

(5)The Shares to be issued to you under the Purchase Agreement are duly authorized, and when issued in compliance with the provisions of the Purchase Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive rights, rights of first refusal or rights of first offer set forth in the Restated Certificate or Bylaws or any Reviewed Contract set forth on Exhibit A (other than the Side Letter for which appropriate waivers have been obtained).

(6)The execution, delivery and performance of the Transaction Documents by the Company do not, as of the Closing, result in (a) a violation by the Company of the Restated Certificate or the Bylaws, (b) a material violation by the Company of any judgment or order of any court or governmental authority that is specifically identified on the Disclosure Letter, if any, (c) a material violation by the Company of any Applicable Law or (d) a material breach by the Company of, or a default by the Company under, any Reviewed Contracts set forth on Exhibit A.

(7)Other than those that previously may have been obtained or made, no consent, approval or authorization of, or filing with, any governmental authority pursuant to any Applicable Law is required to be made or obtained by the Company or any subsidiary of the Company in connection with the Company's (a) valid execution and delivery of the Transaction Documents, (b) performance of its obligations under the Purchase Agreement on the date hereof and (c) performance of its obligations under the other Transaction Documents as of the date hereof.

(8)Based in part upon, and assuming the accuracy of, all the representations made by you in the Purchase Agreement, and subject to (and assuming the timely making of) the filings of such securities law notices as may be required to be filed by the Company subsequent to the Closing, the offer, sale and issuance by the Company to you of the Shares to be issued to you in conformity with the terms of the Purchase Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and exempt

To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

from the qualification requirements of Section 25110 of the California Corporate Securities Law of 1968, as amended.

(9)The Company is not and, after giving effect to the offering and sale of the Shares, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

In addition to the foregoing opinions, based upon the foregoing and except as set forth in the Purchase Agreement or the Disclosure Letter thereto, we supplementally confirm the following to you as of immediately prior to the Closing.

Litigation Confirmation. To our knowledge, there is no action, suit, proceeding or investigation by or before any United States federal, California State or Delaware State court or governmental authority that is pending or threatened in writing against the Company and that questions the validity of the Transaction Documents or the right of the Company to enter into and perform its obligations under the Transaction Documents. Please note that we have not conducted a docket or other search in any jurisdiction with respect to any action, suit, arbitration, proceeding or investigation that may be pending against the Company and we have not undertaken any search regarding any of its affiliates, officers or directors, nor, other than to request the Opinion Certificate from the Company, have we undertaken any further inquiry whatsoever in connection with the existence any such action, suit, arbitration, proceeding or investigation.

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To the Purchasers of Common
Stock of Amyris, Inc. on the Date Hereof

This opinion is rendered as of the date first written above solely for your benefit in connection with the sale and issuance of the Shares pursuant to the Purchase Agreement and may not be relied on by, nor may any copy be delivered to, any other person or entity without our prior written consent. We assume no obligation to inform you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By: /s/ Daniel Winnike
Daniel Winnike, a Partner

Exhibit A

Reviewed Documents

1)    The Purchase Agreement.

2)    Amendment No. 3 to the Existing Rights Agreement (as defined below).

3)    A copy of the Company's Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 30, 2010 and certified by the Delaware Secretary of State on September 30, 2010 (the “Restated Certificate”).

4)    A copy of the Company's Bylaws certified by the Company's Secretary on March 27, 2013 (the “Bylaws”).

5)    The Certificate of Incorporation of the Company filed with the Secretary of State of the State of California upon the Company's incorporation, the Certificate of Merger and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware upon the Company's re-incorporation in Delaware, the California and Delaware bylaws of the Company initially adopted by the Company and minutes of meetings and actions by written consent of the Company's incorporator(s), shareholders and Board of Directors that are contained in the Company's minute books.

6)    An Opinion Certificate addressed to us and dated of even date herewith executed by the Company (the “Opinion Certificate”).

7)    A Certificate of Good Standing regarding the Company issued by the Secretary of State of the Delaware, dated March 7, 2013, indicating that the Company is qualified to do business, as a domestic corporation in that state (together with the letter from the California Franchise Tax Board referred to in item (8) below and the Certificate of Status referred to in item (9) below, the “Certificates of Good Standing”).

8)    A letter from the California Franchise Tax Board dated March 22, 2013 to the effect that the Company is in good standing with respect to its California franchise tax filings and has no known unpaid franchise tax liability.

9)    A Certificate of Status from the Secretary of State of the State of California dated March 8, 2013, indicating that the Company is in good standing and is qualified to transact intrastate business as a foreign corporation therein.

The documents described in items (10) through (17) below are collectively referred to in this opinion letter as the “Reviewed Contracts.”

10)    The Letter Agreement dated February 23, 2012 by and among the Company and Naxyris S.A., Sualk Capital Ltd, Maxwell (Mauritius) Pte Ltd and Biolding Investment SA (the “Side Letter”).

11)    A copy of the Series D Preferred Stock Purchase Agreement dated June 21, 2010.

12)    A copy of the Amended and Restated Investors' Rights Agreement dated June 21, 2010, as amended by Amendment No. 1 thereto dated February 23, 2012 and Amendment No. 2 thereto dated December 24, 2012 (the “Existing Rights Agreement”).

13)    A copy of the Securities Purchase Agreement dated February 22, 2012 by and among the Company and the Purchasers listed on the signature pages thereto.

14)    A copy of the Securities Purchase Agreement dated February 24, 2012 by and among the Company and the Purchasers listed on the signature pages thereto, the Senior Unsecured Convertible Notes issued thereunder and the Registration Rights Agreement by and between the Company and Purchasers listed on the signature pages thereto, dated February 27, 2012.

15)    Copies of those Common Stock Purchase Agreements dated May 18, 2012 by and among the Company and certain Company stockholders.

16)    Copies of the Securities Purchase Agreement dated July 30, 2012 by and among the Company and Total Gas & Power USA, SAS, the Senior Unsecured Convertible Notes issued thereunder and the Registration Rights Agreement by and among the Company and Total Gas & Power USA, SAS, dated July 30, 2012.

17)    A copy of the Securities Purchase Agreement dated December 24, 2012 by and among the Company and the Purchasers listed on the signature pages thereto.